EXHIBIT 5

[LETTERHEAD OF DAVIS POLK & WARDWELL]

September 6, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

     We are acting as counsel for Aventine Renewable Energy Holdings, Inc. (the “Registrant”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, 4,270,807 shares of the Registrant’s common stock, par value of $0.001 per share (the “Shares”), issuable pursuant to the Registrant’s 2003 Stock Incentive Plan (the “Plan”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Shares as we have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the terms of Plan, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ DAVIS POLK & WARDWELL